Exhibit 23


                  INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CCB Financial Corporation

We consent to incorporation by reference in Registration Statements (No. 33-61268) on Form S-8, (No. 33-61272) on Form S 8, and (No. 33-61270) on Form S-8 of CCB Financial Corporation of our report dated January 18, 1994, relating to the consolidated balance sheets of CCB Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of CCB Financial Corporation.


                                        KPMG Peat Marwick


Raleigh, North Carolina
July 15, 1994